Exhibit 10.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

HBC HOLDINGS, LLC

This Limited Liability Company Operating Agreement is entered into, and shall be effective, as of the 13th day of April, 2009 (the “Effective Date”), by and among (i) the Persons who are identified as the initial Members of the Company on Exhibit A attached hereto and who have executed this Agreement as of the Effective Date, (ii) each other Person who, at any time after the Effective Date, (x) is admitted to the Company as a Member in accordance with the terms of this Agreement, (y) is identified as a Member on Exhibit A to this Agreement (as the same shall be amended from time to time after the Effective Date by the Manager), and (z) executes a counterpart of this Agreement as a Member, and (iii) Harold Brown, as the initial Manager, pursuant to the provisions of the Massachusetts Limited Liability Company Act, on the following terms and conditions:

Article I

THE COMPANY

1.1           Formation.  The Company was formed as a Massachusetts limited liability company on the Effective Date.  The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.  Simultaneously with the formation of the Company, Harold Brown was admitted to the Company as its initial Member.  The rights and liabilities of the Members shall be as provided under the Act, the Certificate, and this Agreement.

1.2           Name.  The name of the Company shall be “HBC Holdings, LLC,” and all business of the Company shall be conducted in such name.  The Board of Managers may change the name of the Company upon at least ten (10) Business Days notice to the Members.

1.3           Purpose; Powers.

(a)           The purposes of the Company are, directly or through one or more subsidiaries and other Affiliates, (i) to acquire, develop, renovate, rehabilitate, improve, lease (in whole or in part), own, operate, manage, hold for investment, finance, mortgage, sell (in whole or in part), exchange, or otherwise dispose of, and deal with real estate located anywhere in the United States, (ii) to acquire, own, manage, administer, protect, conserve, and sell or otherwise dispose of Permitted Working Capital Assets,  (iii) to make such additional investments and engage in such additional business or investment activities or endeavors as the Members may unanimously approve, and (iv) to engage in any and all activities related or incidental to the purposes set forth in clauses (i), (ii), and (iii) of this Section 1.3(a).

(b)           The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental, or convenient to or in furtherance of the purposes of the Company set forth in Section 1.3(a) and shall have, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Managers pursuant to Article V hereof.

1.4           Principal Place of Business; Registered Office.  The principal place of business of the Company shall be at 39 Brighton Avenue, Allston, Massachusetts 02134.  The Board of Managers may change the principal place of business of the Company to any other place within or without the Commonwealth of Massachusetts upon at least ten (10) Business Days notice to the Members.  The registered office of the Company in the Commonwealth of Massachusetts is initially located at 39 Brighton Avenue, Allston, Massachusetts 02134.

1.5           Term.  The term of the Company commenced on the Effective Date, which is the date that the Certificate of Organization described in Section 12 of the Act (the “Certificate”) was filed in the office of the Secretary of State of the Commonwealth of Massachusetts in accordance with the Act.  The term of the Company shall not be perpetual, but shall continue until the winding up and liquidation of the Company and the completion of its business following a Dissolution Event, as provided in Article XI hereof.

1.6           Filings; Agent for Service of Process.

(a)           The Certificate was filed in the office of the Secretary of State of the Commonwealth of Massachusetts, in accordance with the Act, on the Effective Date. The Board of Managers shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the Commonwealth of Massachusetts, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments, and publications as may from time to time be required by law.

(b)           The Members and the Managers shall execute and cause to be filed original or amended certificates, and shall take any and all other actions as may be reasonably necessary, in order to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other state or jurisdiction in which the Company engages in business.

(c)           The registered agent for service of process on the Company in the Commonwealth of Massachusetts shall be Sally E. Michael, Esquire, Dionne & Gass LLP, 131 Dartmouth Street, Suite 501, Boston, Massachusetts 02116, or any successor as appointed by the Board of Managers in accordance with the Act.

(d)           Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Article XI hereof, the Board of Managers shall promptly execute and cause to be filed certificates of cancellation or dissolution in accordance with the Act and the laws of any other state or jurisdiction in which the Company has filed certificates.

1.7           Title to Property.  All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in such Member’s individual name or right.  Each Member’s interest in the Company shall be personal property for all purposes.  The Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

1.8           Payments of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.

1.9           Independent Activities; Transactions With Affiliates.

(a)           Each Manager shall be required to devote such time to the business and affairs of the Company as may be necessary to manage and operate the Company.  Except as provided in Section 1.9(d) hereof, each Manager shall be free to serve any other Person or enterprise in any capacity that such Manager may deem appropriate in such Manager’s discretion.

(b)           Insofar as permitted by applicable law neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or Manager, or any Affiliate of any Member or Manager, from engaging in whatever activities such Person may choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member.  Neither this Agreement nor any activity undertaken pursuant hereto shall require any Member or Manager to permit the Company or any Member, Manager, or Affiliate of any Member or Manager, to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.  The Members hereby further acknowledge that certain conflicts of interest may thus arise and hereby agree that the specific rights with respect to the Members’ and their Affiliates’ freedom of action provided in this Section 1.9(b) are sufficient to protect their respective interests in relation to such possible conflicts and shall be in lieu of all other possible limitations that might otherwise be implied in fact, at law, or in equity.

(c)           To the extent permitted by applicable law and except as otherwise provided in this Agreement, the Board of Managers is hereby authorized, in furtherance of the purposes of the Company, to cause the Company to purchase property from, sell property to, borrow money from, or otherwise deal with any Member or Manager, acting on such Person’s own behalf, or any Affiliate of any Member or Manager, provided, that, except as otherwise provided in this Agreement (for example, Section 5.8, dealing with Member or Manager loans) any such purchase, sale, borrowing, or other transaction shall be made on terms and conditions that are no less favorable to the Company than if such purchase, sale, or other transaction had been made with an independent third party.

1.10         Definitions.  The following capitalized words and phrases, when used in this Agreement, have the following meanings:

“Accepting Offerees” has the meaning set forth in Section 9.4(d)(ii) hereof.

“Act” means the Massachusetts Limited Liability Company Act, as set forth in Chapter 156C of the Massachusetts General Laws, as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)            There shall be credited to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)           There shall be debited to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, general partner, member, manager, or trustee of such Person, or (iii) any Person who is an officer, director, general partner, member, manager, or trustee of any Person described in clause (i) or clause (ii) of this sentence.  For purposes of this definition, the terms “controlling,” “controlled by,” and “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person.

“Agreement” means this Limited Liability Company Operating Agreement, including each exhibit and schedule attached hereto, as amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.  All references in this Agreement to “Section” or “Sections” are to a section or sections of this Agreement unless otherwise specified.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2009, (ii) any subsequent 12-month period commencing on January 1 and ending on December 31, or (iii) any portion of any period described in clause (i) or clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article III.

“Bankruptcy” means, with respect to any Person, the occurrence of any one of the events set forth in §2(1) of the Act.

“Board of Managers” has the meaning set forth in Section 5.1 hereof.

“Business Day” means any day that is not a Saturday, Sunday, or any other day on which commercial banks in Boston, Massachusetts are authorized or obligated by law or executive order to be closed.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)            To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 3.2 or Section 3.3 hereof, and (C) the amount of any Company liabilities that are assumed by such Member or that are secured by any Property distributed to such Member.

(ii)           To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property (other than money) distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 3.2 or Section 3.3 hereof, and (C) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

(iii)          In the event that Shares are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that such Capital Account relates to the transferred Shares.

(iv)          In determining the amount of any liability for purposes of subsections (i) and (ii) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Board of Managers may make such modification; provided, that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article XI upon the dissolution of the Company.  The Board of Managers shall also (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Shares held by such Member.

“Cash Equivalents” means cash and any of the following: (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, and (ii) insured certificates of deposit of, or time or demand deposits with, any commercial bank that is a member of the Federal Reserve System; provided, however, that all instruments described in this definition other than cash shall have a maturity of not longer than ninety (90) days.

“Certificate” means the Certificate of Organization filed with the Secretary of State of the Commonwealth of Massachusetts pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented, or restated from time to time, as the context may require.

“Certificate of Cancellation” means a Certificate of Cancellation filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with Section 14 of the Act, in order to dissolve the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means the limited liability company formed pursuant to the Certificate and this Agreement and the limited liability company continuing the business of the Company in the event of the dissolution of the Company as herein provided.

“Company Minimum Gain” has the same meaning as is given to the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Consent of the Members” means, with respect to any matter submitted to the Members for their consent or approval, the written consent or approval of Members holding, at the time of such consent or approval, more than fifty percent (50%) of the issued and outstanding Shares.

“Debt” means, with respect to any Person, (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bond, or other instrument, (ii) obligations as lessee under any capital lease, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by such Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) accounts payable, and (v) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), and (iv) of this definition, provided, that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of such Person’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Dissolution Event” has the meaning set forth in Section 11.1 hereof.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Environmental Claim” means any administrative, regulatory, or judicial action, suit, demand, demand letter, claim, lien, notice of noncompliance or violation, notice of liability or potential liability, investigation, or proceeding relating in any way to any Environmental Law, Environmental Permit, or Hazardous Substances, or arising from actual or alleged injury or threat of injury to natural resources, health, safety, or the environment, including, without limitation, (a) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remediation, or other actions or damages, and (b) by any third party for damages, contribution, indemnification, cost recovery, compensation, or injunctive relief.

“Environmental Law” means any federal, state, or local statute, law, code, ordinance, rule, regulation, guideline, policy, or rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof (including any judicial or administrative order, consent decree, or judgment), relating to the environment, health, safety, or Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, or other authorization required under any applicable Environmental Law.

“Expenses” means any and all judgments, damages, or penalties with respect to, or amounts paid in settlement of, claims (including, but not limited to, claims alleging negligence, strict or absolute liability, liability in tort, and liabilities arising out of violations of laws or regulatory requirements of any kind), actions, or suits; and any and all taxes (including, without limitation, taxes on any indemnification payments and interest, additions to tax, and penalties), liabilities, obligations, costs, expenses, and disbursements (including, without limitation, reasonable legal fees and expenses).

“Family” has the meaning set forth in Section 9.2 hereof.

“Firm Offer” has the meaning set forth in Section 9.4(b) hereof.

“Fiscal Quarter” means (i) the period commencing on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date occurs, or (ii) any subsequent three (3) month period commencing on January 1, April 1, July 1, or October 1 and ending on the earlier to occur of (A) the following March 31, June 30, September 30, or December 31, respectively, or (B) the date on which all of the Property is distributed pursuant to Section 11.2 hereof and the Certificate has been canceled pursuant to the Act.

“Fiscal Year” means (i) the period commencing on the Effective Date and ending on December 31, 2009, and (ii) any subsequent 12-month period commencing on January 1 and ending on the earlier to occur of (A) the following December 31, or (B) the date on which all of the Property is distributed pursuant to Section 11.2 and the Certificate has been canceled pursuant to the Act.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Board of Managers.

(ii)           The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Managers, as of the following times:  (A) the acquisition of an additional interest in the Company by any existing Member in exchange for more than a de minimis Capital Contribution or the performance of substantial services for the Company; (B) the acquisition of an interest in the Company by any new Member in exchange for more than a de minimis Capital Contribution or the performance of substantial services for the Company; (C) the distribution by the Company to any Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (D) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, that an adjustment described in clause (A), clause (B), or clause (C) of this subparagraph (ii) shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company.

(iii)          The Gross Asset Value of any Company asset distributed to any Member (other than as consideration for an interest in the Company) shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the distributee and the Board of Managers.

(iv)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” set forth in this Section 1.10, or Section 3.3(g) hereof; provided, however, that Gross Asset

Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Board of Managers determines that an adjustment pursuant to subparagraph (ii) of this definition is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Hazardous Substances” means (i) any chemicals, materials, or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” or words of similar import, under any applicable Environmental Law, (ii) any petroleum or petroleum products, by-products or breakdown products, including crude oil or any fraction thereof, natural or synthetic natural gas, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation and radon, and (iii) any other chemical, material, or substance exposure to which is prohibited, limited, or regulated by any governmental authority or under any Environmental Law.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Manager” means, as of any time, each Person then serving on the Board of Managers of the Company. “Managers” means, as of any time, all of such Persons.

“Member” means any Person (i) whose name is set forth as a Member on Exhibit A attached hereto or who has become a substituted Member pursuant to the terms of this Agreement, and (ii) who holds one or more Shares.  “Members” shall mean all such Persons.

“Member Nonrecourse Debt” has the same meaning as is given to the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as is given to the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Net Cash Available for Distribution” means, for any Fiscal Quarter, the amount by which the total of the cash on hand and in the Company’s bank accounts as of the end of such Fiscal Quarter is in excess of the projected cash requirements of the Company for the immediately succeeding Fiscal Quarter. The cash requirements of the Company for any Fiscal Quarter shall include, but not be limited to, the amounts that the Board of Managers reasonably expects will be required to be expended by the Company during such Fiscal Quarter for capital calls that may be made on the Company by other entities, taxes, debt service, and other operating and capital expenses and contingencies of the Company, all as determined by the Board of Managers, in its sole and absolute discretion. Net Cash Available for Distribution shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Offered Shares” has the meaning set forth in Section 9.4 hereof.

“Offerees” has the meaning set forth in Section 9.4(b) hereof.

“Offer Notice” has the meaning set forth in Section 9.4(b) hereof.

“Offer Period” has the meaning set forth in Section 9.4(c) hereof.

“Offer Price” has the meaning set forth in Section 9.4(a) hereof.

“Permitted Transfer” has the meaning set forth in Section 9.2 hereof.

“Permitted Working Capital Assets” means any of the following: (i) Securities, (ii) Cash Equivalents, and (iii) any other readily liquid assets approved by the Consent of the Members.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, association, business trust, trust, estate, association, custodian, nominee, or other entity, in its own or any representative capacity.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of “Gross Asset Value” set forth in this Section 1.10, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)         Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.2 or Section 3.3 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 3.2 and 3.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) of this definition.

“Property” means all real and personal property acquired and owned by the Company (including cash) and any improvements thereto, and shall include both tangible and intangible property.

“Purchase Offer” has the meaning set forth in Section 9.4(a) hereof.

“Purchaser” has the meaning set forth in Section 9.4(a) hereof.

“Reconstitution Period” has the meaning set forth in Section 11.1(b) hereof.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 3.3 hereof.

“Retirement” means, as to any Member, the occurrence of any event or the taking of any action that causes such Person to cease to be a Member, as set forth in Article X.

“Securities” means securities and other financial instruments issued by United States and foreign entities, including, without limitation, (i) capital stock; (ii) mortgage-backed securities; (iii) shares of beneficial interest; (iv) partnership interests, limited liability company interests, and similar financial instruments; (v) bonds, notes, debentures (whether subordinated, convertible, or otherwise); (vi) interest rate, currency, commodity, equity, and other derivative products, including, without limitation, (A) futures contracts (and options thereon) relating to stock indices, currencies, United States government securities and securities of foreign governments, other financial instruments and all other commodities, (B) swaps, options, rights, warrants, caps, collars, floors, forward rate agreements, and repurchase and reverse repurchase agreements, (C) spot and forward currency transactions, and (D) agreements relating to or securing such transactions; (vii) mutual funds and money market funds; (viii) obligations of the United States, any state thereof, foreign governments and instrumentalities of any of them; (ix) commercial paper, certificates of deposit, banker’s acceptances, trust receipts, letters of credit, and money market instruments; and (x) other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person and whether or not publicly traded or readily marketable.

“Seller” has the meaning set forth in Section 9.4 hereof.

“Share” or “Shares” means the limited liability company interests of the Company authorized by Section 2.2 of this Agreement.

“Tax Distributions” has the meaning set forth in Section 4.2(a) hereof.

“Tax Matters Member” has the meaning set forth in Section 7.3(a) hereof.

“Transfer” means (i) as a noun, any voluntary or involuntary (including pursuant to judicial order (including a qualified domestic relations order), legal process, execution, attachment or enforcement of any pledge, trust, or other security interest) transfer, sale, exchange, assignment, pledge, hypothecation, other encumbrance, gift, bequest, grant of a security interest, or any other alienation or disposition, and (ii) as a verb, voluntarily or involuntarily (including pursuant to judicial order (including a qualified domestic relations order), legal process, execution, attachment, or enforcement of any pledge, trust, or other security interest) to transfer, sell, exchange, assign, pledge, hypothecate, encumber, give, bequeath, grant a security interest in, or otherwise alienate or dispose of. The term includes any such action whether taken directly by the transferor or indirectly by, for, or on behalf of the transferor by any other Person, including by an executor, personal representative, receiver, trustee, custodian, administrator, or similar official.

Article II

MEMBERS’ CAPITAL CONTRIBUTIONS

2.1           Members and Capital Accounts. The name, address, and Capital Contributions of, and the number of Shares held by, each Member shall be set forth on Exhibit A attached hereto.  Exhibit A shall be amended by the Board of Managers from time to time to reflect changes, if any, in the information set forth therein.  (Any amendment to Exhibit A made by the Board of Managers in accordance with this Agreement shall not be deemed an amendment of this Agreement for purposes of Section 8.1 hereof.)  A separate Capital Account shall be maintained for each Member, including any Member who shall, after the Effective Date, acquire an interest in the Company.

2.2           Shares.  The limited liability company interests of the Company are represented by Shares.  The total number of Shares that the Company shall have the authority to issue is one million (1,000,000). The Board of Managers is hereby authorized, on behalf of the Company, to issue authorized but unissued Shares to such Persons and for such Capital Contributions (which may be in cash, property or services rendered, or a promissory note or other obligation to contribute cash or property or to perform services, or any combination of the foregoing) as the Board of Managers, in its sole and absolute discretion, shall determine.  Each Person to whom Shares are issued shall be admitted to the Company as a Member upon such Person’s execution of this Agreement in such manner as the Board of Managers shall determine.

2.3           Other Matters.

(a)           Except as otherwise provided in this Agreement, no Member shall demand or receive a return of all or any portion of such Member’s Capital Contributions or withdraw from the Company without the consent of all of the Members.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

(b)           No Member shall receive any interest, salary, or drawing with respect to such Member’s Capital Contributions or such Member’s Capital Account or for services rendered on behalf of the Company or otherwise in such Member’s capacity as a Member, except as otherwise provided in this Agreement.

(c)           No Member or Manager shall be liable for the debts, liabilities, contracts, or any other obligations of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member or acting as a Manager hereunder.  Except as otherwise provided by this Agreement, any other agreements among the Members, or mandatory provisions of applicable state law, a Member shall be liable only to make such Member’s Capital Contributions and shall not be required to restore a deficit balance in such Member’s Capital Account or to lend any funds to the Company or, after such Member’s Capital Contributions have been made, to make any additional capital contributions to the Company.

(d)           No Manager or Member shall have any personal liability for the repayment of the Capital Contributions of any Member.

2.4           Investment Representations.

(a)           In acquiring Shares in the Company, each Member represents and warrants to the Board of Managers that such Member is acquiring such Shares for such Member’s own account for investment and not with a view to the sale or distribution of such Shares, in whole or in part.  Each Member recognizes that investments such as that contemplated by the Company are speculative and involve substantial risk.  Each Member further represents and warrants that the Board of Managers has not made any guaranty or representation upon which such Member has relied concerning the possibility or probability of economic profit or loss as a result of such Member’s acquisition of Shares in the Company.

(b)           Each Member understands and acknowledges that (i) the Shares have not been registered under the Securities Act of 1933, as amended, in reliance upon an exemption from such registration; (ii) such Member may not sell, offer for sale, transfer, pledge, or hypothecate such Member’s Shares, in whole or in part, in the absence of an effective registration statement covering such Shares under said Act unless, in the opinion of counsel reasonably acceptable to the Board of Managers, such sale, offer of sale, transfer, pledge, or hypothecation is exempt from registration under said Act; (iii) neither the Company nor the Board of Managers has any obligation to register Shares for sale or to assist in establishing an exemption from registration for any proposed sale; and (iv) the foregoing restrictions on transfer (as well as those set forth in Article IX of this Agreement) may severely affect the liquidity of such Member’s investment.

Article III

ALLOCATIONS

3.1.          Profits and Losses. After giving effect to the special allocations set forth in Sections 3.2 and 3.3, Profits and Losses for each Allocation Year shall be allocated among the Members in proportion to the number of Shares held by each Member.

3.2           Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article III (other than Section 3.4(a)), if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This

Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article III (other than Section 3.4(a)), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.2(c) were not in the Agreement.

(d)           Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such amount after all other allocations provided for in this Article III have been made as if Section 3.2(c) and this Section 3.2(d) were not in the Agreement.

(e)           Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to the number of Shares held by each Member.

(f)            Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)           Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or as an item of loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.3           Curative Allocations.  The allocations set forth in Section 3.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.3.  Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Board of Managers determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 3.1 hereof.  In exercising its discretion under this Section 3.3, the Board of Managers shall take into account future Regulatory Allocations under Sections 3.2(a) and 3.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.2(c) and 3.2(d).

3.4           Other Allocation Rules.

(a)           For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Regulations thereunder.

(b)           Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Members pursuant to this Article III as of the last day of each Allocation Year; provided, that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” set forth in Section 1.10 hereof, as if each such time were the last day of an Allocation Year.

(c)           If the interest of a Member in the Company is changed during an Allocation Year for any reason other than the transfer of all or a portion of such interest, then such Member’s share of each item of Company income, gain, loss, deduction, or credit shall be determined for federal income tax purposes by taking into account such Member’s varying interests during such Allocation Year using any convention or method permitted by the Code or the Regulations.

(d)           The Members are aware of the income tax consequences of the allocations made by this Article III and hereby agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.

(e)           Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to the number of Shares held by each Member.

(f)            In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member’s distributive share of taxable gain or loss from the sale of Company assets shall (to the extent possible) include a proportionate share of this recapture income equal to such Member’s share of prior cumulative depreciation deductions with respect to the assets that gave rise to the recapture income.

3.5           Tax Allocations:  Code Section 704(c).  Except as otherwise provided in this Section 3.5, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated for book purposes under this Article III.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subsection (i) of the definition of “Gross Asset Value” set forth in Section 1.10 hereof) using the “traditional method” pursuant to the Regulations under Code Section 704(c).

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) of the definition of “Gross Asset Value” set forth in Section 1.10 hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 3.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Article IV

DISTRIBUTIONS

4.1           Net Cash Available for Distribution.  Net Cash Available for Distribution shall be determined by the Board of Managers for each Fiscal Quarter as of the end of such Fiscal Quarter. Except as otherwise provided in Article XI, the Board of Managers may, in its sole and absolute discretion, distribute any portion or all, or none, of the Net Cash Available for Distribution, if any, for each Fiscal Quarter to the Members in proportion to the number of Shares held by each Member.

4.2           Tax Distributions.

(a)           Notwithstanding anything to the contrary contained in this Article, with respect to any taxable year of the Company during which the Company does not liquidate or sell all or substantially all of its assets, the Board of Managers shall use all reasonable efforts to distribute to each Member (a “Tax Distribution”), on a timely basis, an amount of cash that shall be sufficient to cause each Member to have received with respect to such taxable year distributions at least equal to 40% of the “increase in the cumulative amount of federal taxable income” (as defined below) allocated to such Member, less any item of partner-level deduction attributable to such Member as result of an election made under Section 754 of the Code; provided, that (i) in order to take into account changes in federal, state or local tax laws and regulations, the Board of Managers may increase or decrease such percentage; and (ii) the Board of Managers may apply different or separate percentages to different classes of income. Distributions made pursuant to this Section 4.2 shall be taken into account as distributions made pursuant to Section 4.1 hereof.

(b)           Distributions pursuant to this Section 4.2 shall be made during the taxable year to which such distributions relate for the purpose of funding the federal and state estimated tax liabilities of the Members based on the taxable income of the Company during the periods with respect to which estimated tax payments are due, and shall be made not less than five (5) days before the due date of each estimated tax payment by an individual taxpayer.

(c)           For purposes of this Section 4.2, the “increase in the cumulative amount of federal taxable income” for any taxable year with respect to any Member shall be the excess of (i) the aggregate allocations of taxable income to such Member for all taxable years of the Company including such current taxable year, less the aggregate allocations of taxable loss to such Member for all taxable years of the Company including such current taxable year, over (ii) the aggregate allocations of taxable income to such Member for all taxable years of the Company excluding such current taxable year, less the aggregate allocations of taxable loss to such Member for all taxable years of the Company excluding such current taxable year.

4.3           Amounts Withheld.  All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to whom such amounts were withheld pursuant to this Section 4.3 for all purposes under this Agreement.  The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Members, and to pay over to any federal, state or local government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law, and shall allocate any such amounts to the Members with respect to whom such amounts were withheld.

4.4           Limitations on Distributions.

(a)           The Company shall make no distributions to the Members except as provided in this Article IV and Article XI hereof or as agreed to by all of the Members.

(b)           A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liabilities to the Members on account of their Capital Contributions, would exceed the fair value of the Company’s assets.

(c)           Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate the Act or any other applicable law.

Article V

MANAGEMENT

5.1           Managers; Board of Managers.

(a)           The management of the Company shall be vested in the Managers.  The Managers shall comprise a “Board of Managers,” which Board of Managers shall function in the same manner as a board of directors of a Massachusetts corporation. Managers need not be a Member of the Company.   All actions by the Company that, if the Company were a corporation, would require approval of a board of directors under Massachusetts law or for which, if the Company were a corporation, it would be customary, using good practice, to obtain such approval, shall require the approval of the Board of Managers.  Each Manager shall have one (1) vote.  Except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the total number of Managers.

(b)           The initial number of Managers on the Board of Managers shall be one.  As of the Effective Date, the Manager of the Company is Harold Brown.  The number of Managers may be increased or decreased (but not below one) from time to time by the Consent of the Members.

(c)           Each Manager shall serve as such until the first to occur of such Person’s death, permanent and total disability, dissolution, termination, Bankruptcy, or resignation or removal as a Manager.  For purposes of this Section 5.1, a Manager shall be regarded as permanently and totally disabled if such Manager is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than six (6) months.  A Manager may resign as such by giving written notice to the remaining Managers or, if there is no remaining Manager, to the Members.  Such resignation shall take effect at the time or upon the event specified therein or, if none is specified, upon receipt.  Unless otherwise specified in the resignation, its acceptance shall not be necessary to make it effective.  A Manager may be removed at any time, with or without cause, by the Consent of the Members; provided, however, that in no event shall the Members have the power or authority to remove Harold Brown as a Manager.

(d)           In the event of a vacancy in the office of Manager by reason of the death, permanent and total disability, Bankruptcy, or resignation of Harold Brown, the Members shall, by the Consent of the Members, elect a Manager to fill such vacancy.  In the event of any further vacancy in the office of Manager by reason of the death, permanent and total disability, dissolution, termination, Bankruptcy, or resignation or removal of a Manager, the Members shall, by the Consent of the Members, either (i) elect a Manager to fill such vacancy, or (ii) if there is at least one other Manager then serving, decrease the number of Managers by one in order to eliminate such vacancy.

(e)           In the event of a vacancy in the office of Manager by reason of an increase in the number of Managers, the Members shall, by the Consent of the Members, elect a Manager to fill such vacancy.

(f)            Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent individual in a like position would use under similar circumstances. So long as a Manager so performs his duties, such Manager shall not have any liability by reason of being or having been a Manager of the Company.

(g)           A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for any debt, obligation, or liability of the Company.

5.2.          Meetings of the Board of Managers.

(a)           The Board of Managers shall hold regular meetings not less frequently than once every Fiscal Year and shall establish meeting times, dates, and places, and requisite notice requirements (not shorter than those provided in Section 5.2(b)), and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Board of Managers, each regular meeting of the Board of Managers will be held at the Company’s principal place of business. At such meetings the Board of Managers shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

(b)           Special meetings of the Board of Managers may be called by any Manager. Notice of each such meeting shall be given to each Manager by telephone, electronic mail, facsimile transmission, or similar method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting), or by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Board of Managers. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all of the Managers), or other means of conducting such meeting, and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers.

(c)           Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(d)           Any action required or permitted to be taken at a meeting of the Board of Managers may be taken at a meeting held by means of conference telephone or other communications equipment by means of which each Person participating in the meeting can hear each other Person participating in such meeting. Participation in such a meeting shall constitute presence in person at such meeting.

(e)           Notwithstanding anything to the contrary contained in this Section 5.2, the Board of Managers may take without a meeting any action that may be taken by the Board of Managers under this Agreement if such action is approved by the written consent of a majority of the total number of Managers.

5.3           Authority of the Board of Managers.  Subject to the limitations and restrictions set forth in this Agreement (including, without limitation, those set forth in this Article V), the Board of Managers shall have the sole and exclusive right to manage, control, and direct the business and affairs of the Company and, in so doing, shall have the right to exercise all of the powers that may be possessed by the Company under the Act or otherwise, including, without limitation, the right to exercise the following powers in the name and on behalf of the Company:

(i)            Conduct the Company’s business, carry on its operations, and have and exercise the powers granted by the Act in any state, territory, district, or possession of the United States as may be necessary or convenient to effect any or all of the purposes for which the Company is organized;

(ii)           Acquire by purchase, lease, or otherwise any real or personal property that may be necessary, convenient, desirable, appropriate, or incidental to the accomplishment of the purposes of the Company;

(iii)          Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(iv)          Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management and operation of the business and affairs of the Company, including executing amendments to this Agreement and the Certificate, in accordance with the terms of this Agreement, both as Managers and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managers;

(v)           Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Property;

(vi)          Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Property;

(vii)         Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

(viii)        Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

(ix)           Contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as property managers, property maintenance companies, contractors, lawyers, and accountants, and delegate to such Persons the duty to manage, supervise, or otherwise deal with any of the assets or operations of the Company;

(x)            Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Property) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state or other jurisdiction in which the Company is then formed or qualified;

(xi)           Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company; and

(xii)          Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company or the Members in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

5.4           Right to Rely on Managers.

(a)           Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Manager as to:

(i)            The identity of any Member or Manager;

(ii)           The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Company or that are in any other manner germane to the affairs of the Company;

(iii)          The Persons who are authorized to execute and deliver any instrument or document of the Company; or

(iv)          Any act or failure to act by the Company or any other matter whatsoever involving the Company, any Manager, or any Member.

(b)           The signature of any Manager shall be necessary and sufficient to convey title to any real or personal property owned by the Company or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Members agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of any Manager shall be sufficient to execute any document necessary to effectuate this or any other provision of this Agreement.  All of the Members do hereby appoint any Manager as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.4(b).

(c)           Each Manager is an agent of the Company for the purpose of its business and affairs.  The act of any Manager, including, but not limited to, the execution in the name of the Company of any instrument, for apparently carrying on in the usual way the business or affairs of the Company shall be binding upon the Company unless (i) such Manager in fact has no authority to act for the Company in the particular matter, and (ii) the Person with whom such Manager is dealing has knowledge of the fact that such Manager has no such authority.

5.5           Restrictions on Authority of the Managers.  Notwithstanding anything to the contrary contained in this Agreement, the Board of Managers shall have no authority to, and each Manager hereby covenants and agrees that he shall not, cause or allow the Company to do any of the following acts without the Consent of the Members:

(i)            Engage in any activity that is not consistent with the purposes of the Company as set forth in Section 1.3 hereof;

(ii)           Do any act in contravention of this Agreement;

(iii)          Possess or assign rights in the Property of the Company other than for a Company purpose;

(iv)          Admit any additional Members, other than pursuant to Section 2.2 or Section 9.7 hereof;

(v)           Perform any act that would subject any Member to personal liability for the debts or obligations of the Company in any jurisdiction;

(vi)          File on behalf of the Company any voluntary petition in Bankruptcy; or

(vii)         Cause or permit the Company to liquidate or dissolve.

5.6           Duties and Obligations of the Board of Managers.

(a)           The Board of Managers shall cause the Company to conduct its business and affairs separate and apart from the business and affairs of any Member or Manager, or any Affiliate of any Member or Manager, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of any Member or Manager, or any Affiliate of any Member or Manager, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager and the Affiliates of any Member or Manager, and observing all Company procedures and formalities, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b)           The Board of Managers shall take all actions that may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the Commonwealth of Massachusetts and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes in accordance with the provisions of this Agreement and applicable laws and regulations.

(c)           The Board of Managers shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the use of all of the Property for the exclusive benefit of the Company.

(d)           The Board of Managers shall cause to be provided, or cause the Company to carry, such insurance as is customary in the business in which the Company is engaged and in the place or places in which it is so engaged.

5.7           Indemnification.

(a)           Except as otherwise provided in Section 5.7(e), the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Property) shall indemnify each Manager and each Member against, hold each such Person harmless from, and pay all Expenses incurred by each such Person as a result of any and all claims and demands whatsoever against each such Person relating to any act performed or omitted to be performed by such Person in connection with the Company’s business and affairs.  Indemnification hereunder shall include, without limitation, payment by the Company of Expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, but only upon receipt of an undertaking by the Person indemnified to repay such payment if such Person shall be adjudicated not to be entitled to indemnification hereunder.  Any such undertaking may be accepted without reference to the financial ability of the Person indemnified to make repayment.

(b)           Except as otherwise provided in Section 5.7(e), the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Property) shall indemnify and hold harmless, to the maximum extent permitted by law, each Manager and each Member from and against any and all liabilities, sums paid in settlement of claims (if such settlement is consented to by the Board of Managers), obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury under any theory or for real or personal property damage), liens, taxes, administrative proceedings, losses, damages (including, without limitation, foreseeable, unforeseeable, consequential, and punitive damages), penalties, fines, court costs, administrative service fees, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage or disposal costs, groundwater monitoring or environmental study, sampling or monitoring costs, and any other costs and reasonable expenses (including, without limitation, reasonable attorneys’, experts’, and consultants’ fees and disbursements and investigating, laboratory, and data review fees) imposed upon or incurred by the Person indemnified (whether or not indemnified against by any other party) and arising from and after the Effective Date directly or indirectly out of:

(i)            the past, present, or future treatment, storage, disposal, generation, use, transport, movement, presence, release, threatened release, spill, installation, sale, emission, injection, leaching, dumping, escaping, or seeping of any Hazardous Substances, or material containing or alleged to contain Hazardous Substances, at or from any past, present, or future properties or assets of the Company;

(ii)           the violation or alleged violation by the Company or any third party of any Environmental Laws with regard to the past, present, or future ownership, operation, use, or occupying of any property or asset of the Company; or

(iii)          any Environmental Claim arising in connection with any business or activities of the Company.

(c)           Except as otherwise provided in Section 5.7(e), in the event of any action by a Member against any one or more of the Managers, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all Expenses of each such Manager incurred in the defense of such action, but only if such Manager is not judged liable in such action.

(d)           Except as otherwise provided in Section 5.7(e), the Company shall indemnify, save harmless and pay all Expenses of any Manager or Member who, for the benefit of the Company and in accordance with this Agreement, makes any deposit, acquires any option, or makes any other similar payment or assumes any obligations in connection with any property proposed to be acquired or leased by the Company and who suffers any financial loss as the result of such action.

(e)           No Manager or Member shall be indemnified by the Company with respect to any matter as to which such Person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such Person’s action was in the best interest of the Company.

(f)            Notwithstanding anything to the contrary in any of Sections 5.7(a), 5.7(b), 5.7(c), 5.7(d) and 5.7(e) above, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

5.8           Compensation; Expenses of Manager.

(a)           Compensation and Reimbursement.  Except as otherwise approved by the Consent of the Members, no Manager shall receive any salary, fee, or draw for services rendered to or on behalf of the Company, nor shall any Manager be reimbursed for any expenses incurred by such Manager on behalf of the Company.

(b)           Reimbursement of Expenses.  Notwithstanding the foregoing, the Company shall reimburse the Members and Managers for all expenses incurred and paid by any of them in connection with the conduct of the Company’s business and affairs, including, but not limited to, expenses of maintaining an office, telephone, travel, office equipment, and secretarial and other personnel as may reasonably be attributable to the Company. Such expenses shall not include any expenses incurred in connection with a Member or Manager’s exercise of such Person’s rights as a Member or Manager apart from the authorized conduct of the Company’s business and affairs. The Board of Managers’ determination, in its sole discretion, of (i) which expenses are properly allocable to, and shall be reimbursed as a result of, the conduct and operation of the Company’s business and affairs, and (ii) the amount of such expenses, shall be conclusive on all Persons concerned. Any reimbursement of expenses under this Section 5.8(b) shall be treated as an expense of the Company and shall not be deemed to constitute a distribution to any Member of Profit, Loss, or capital of the Company.

5.9           Loans.  Any Member, Manager, or Affiliate of any Member or Manager may, with the consent of the Board of Managers, lend or advance money to the Company.  If any Member shall make a loan to the Company or advance money on its behalf, the amount of such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a Debt due from the Company to the lending Member.  The amount of any loan or advance by a lending Manager, Member, or Affiliate of a Member or Manager shall be repayable out of the Company’s cash and shall bear interest at such rate (not to exceed the maximum rate permitted by law) as shall be determined by the Board of Managers taking into consideration, without limitation, prevailing interest rates and the interest rates the lender is required to pay in the event such lender has itself borrowed funds to loan or advance to the Company, and the terms and conditions of such loan, including the rate of interest, shall be no less favorable to the Company than if the lender had been an independent third party.  None of the Members, the Managers, or their Affiliates shall be obligated to make any loan or advance to the Company.

Article VI

ROLE OF MEMBERS

6.1           Rights or Powers.  No Member (other than a Member who is a Manager and then only in such Person’s capacity as a Manager) shall have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the

Company in any way.  Notwithstanding the foregoing, the Members shall have all of the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

6.2           Voting Rights.  The Members shall have the right to vote only on those matters set forth in this Agreement or in the Act that are specifically reserved for their approval or consent.  Each Member shall have one vote for each Share held by such Member.

6.3           Procedure for Consent.  In any circumstances requiring the approval or consent of the Members as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of each Member and conveyed in writing to the Board of Managers not later than thirty (30) days after such approval or consent is requested by the Board of Managers.  The Board of Managers may require response within a shorter time, but not less than ten (10) Business Days.  The failure by any Member to respond in any such time period shall constitute a vote that is consistent with the Board of Managers’ recommendation with respect to the proposal.  If the Board of Managers receives the Consent of the Members to such action, the Board of Managers shall be authorized and empowered to implement such action without further authorization by the Members.

Article VII

BOOKS AND RECORDS

7.1.          Accounting, Books and Records.

(a)           The Company shall keep on site (i) at its principal place of business separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business and affairs in accordance with this Agreement, and (ii) at its registered office in the Commonwealth of Massachusetts all documents that the Company is required to keep at such registered office by Section 9 of the Act.

(b)           The Company shall use such method of accounting in preparation of its financial reports and for tax purposes as shall be determined by the Board of Managers, in its discretion, and the Company shall keep its books and records accordingly. Any Member or such Member’s designated representative shall have the right, during normal business hours, to have reasonable access to, and inspect and copy, the contents of the books and records of the Company. The rights granted to a Member pursuant to this Section 7.1(b) are expressly subject to compliance by such Member with the safety, security, and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established and modified from time to time by the Board of Managers.

7.2.          Reports.  The Board of Managers shall be responsible for (i) causing the preparation of such financial reports of the Company as the Board of Managers may from time to time determine, and (ii) coordinating the financial matters of the Company with the Company’s accountants.

7.3.          Tax Matters.

(a)           Tax Elections. The Tax Matters Member shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes, including, without limitation, any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii); (ii) to adjust the basis of Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state, local, or foreign law, in connection with Transfers of Shares and Company distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, local, or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Harold Brown is specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state, local, or foreign law.

(b)           Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company.

Article VIII

AMENDMENTS

8.1           Amendments.

(a)           A proposed amendment to this Agreement shall be adopted and be effective as an amendment to this Agreement only if it receives the Consent of the Members.

(b)           Notwithstanding Section 8.1(a) hereof, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would (i) increase the Capital Contribution payable by such Member, (ii) modify the limited liability of such Member, or (iii) alter the interest of such Member in Profits, Losses, or other items, or in any Company distributions.

Article IX

TRANSFERS OF INTERESTS

9.1           Restriction on Transfers.

(a)           Except as otherwise permitted by this Agreement, no Member shall Transfer all or any part of such Member’s Shares without the consent of the Board of Managers, which may be given, withheld, or conditioned in its sole and absolute discretion.  In the event that any Member pledges or otherwise encumbers any of such Member’s Shares in the Company as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article IX.

(b)           Notwithstanding anything to the contrary contained in this Agreement, no Member shall Transfer any Shares to any Person (regardless of the manner in which such Member initially acquired such Shares) at any time if such Transfer would constitute a violation of any federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of Shares under any such laws or a breach of any undertaking or agreement of such Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

9.2           Permitted Transfers.  Subject to the conditions and restrictions set forth in Section 9.3 hereof, a Member may at any time, without the consent of the Board of Managers, Transfer all or any part of such Member’s Shares to (a) any other Member, (b) any member of the transferor’s Family, (c) the transferor’s executor, administrator, guardian, conservator, trustee, or personal representative to whom such Shares are transferred at death or involuntarily by operation of law, (d) if the transferor is a trust, the beneficiaries to whom such Shares are transferred pursuant to the terms of the governing instrument upon the termination of the trust, (e) if the transferor is a corporation, general or limited partnership, or limited liability company, the equity holders to whom such Shares are transferred upon the dissolution of such entity, or (f) any Purchaser in accordance with Section 9.4 hereof (any such Transfer being referred to in this Agreement as a “Permitted Transfer”).  For purposes hereof, a Member’s “Family” shall include only such Member’s spouse, natural or adoptive lineal ancestors or descendants, and trusts for the exclusive benefit of any one or more of such Member and the individual members of such Member’s Family.

9.3           Conditions to Permitted Transfers.  A Transfer shall not be treated as a Permitted Transfer under Section 9.2 hereof unless and until the following conditions are satisfied:

(a)           Except in the case of a Transfer of Shares at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Article IX.  In the case of a Transfer of Shares at death or involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company.  In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that the Company reasonably incurs in connection with such Transfer.

(b)           Except in the case of a Transfer at death or involuntarily by operation of law, unless otherwise approved by the Board of Managers, no Transfer of Shares shall be made except upon terms that would not, in the opinion of counsel chosen by and mutually acceptable to the Board of Managers and the transferor Member, result in the termination of the Company within the meaning of Code Section 708 or cause the Company to cease to be classified as a “partnership” for federal income tax purposes.

(c)           The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number and sufficient information to determine the transferee’s initial tax basis in the Shares transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Shares until it has received such information.

(d)           Except in the case of a Transfer of Shares at death or involuntarily by operation of law, either (a) such Shares shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (b) the transferor shall provide an opinion of counsel, which opinion and counsel shall be satisfactory to the Company, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

9.4.          Right of First Refusal. In addition to the other limitations and restrictions set forth in this Article IX, no Member shall Transfer all or any portion of such Member’s Shares (the “Offered Shares”) unless such Member (the “Seller”) first offers to sell the Offered Shares pursuant to the terms of this Section 9.4.

(a)           Limitation on Transfers. No Transfer may be made under this Section 9.4 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Shares for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in a writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the Business Day following the end of the Offer Period, as hereinafter defined.

(b)           Offer Notice. Prior to making any Transfer that is subject to the terms of this Section 9.4, the Seller shall give to the Board of Managers and each other Member a written notice (the “Offer Notice”) that shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Shares to the Company and to the other Members (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided, that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Shares) to be provided by the Purchaser for any deferred portion of the Offer Price.

(c)           Offer Period. The Firm Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 p.m., local time at the Company’s principal place of business, on the ninetieth (90th) day following the day of the Offer Notice.

(d)           Acceptance of Firm Offer.

(i)            Acceptance by the Company.  At any time during the first forty-five (45) days of the Offer Period, the Company may accept the Firm Offer as to all or any portion of the Offered Shares, by giving written notice of such acceptance to the Seller and each Offeree, which notice shall indicate the number of the Offered Shares that the Company wishes to purchase.  (The Company may, in the sole and absolute discretion of the Board of Managers, assign its right of first refusal hereunder, in whole or in part, to any Person or Persons, including, without limitation, any Manager or any Affiliate of the Company.  All subsequent references in this Section 9.4 to the Company shall include each, if any, such assignee.)  In the event that (A) the Company timely accepts the Firm Offer with respect to all or any portion of the Offered Shares, and (B) one or more Offerees accept the Firm Offer, pursuant to Section 9.4(d)(ii) below, with respect to all (if any) of the Offered Shares that the Company does not elect to purchase, then the Company shall purchase all of the Offered Shares that it elects to purchase, in accordance with the terms of the Firm Offer, at a closing held pursuant to Section 9.4(e).

(ii)           Acceptance by the Offerees.  If the Company does not timely accept the Firm Offer with respect to all of the Offered Shares, then, at any time during the last forty-five (45) days of the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Shares that the Company does not elect to purchase, by giving written notice of such acceptance to the Seller, the Board of Managers and each other Offeree, which notice shall indicate the maximum number of such Offered Shares that such Offeree is willing to purchase. In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the Firm Offer with respect to all of the Offered Shares that the Company does not elect to purchase, then the Firm Offer shall be deemed to be accepted and each Accepting Offeree shall be deemed to have accepted the Firm Offer as to that number of such Offered Shares that corresponds to the ratio of the number of Offered Shares that such Accepting Offeree indicated a willingness to purchase to the aggregate number of Offered Shares that all Accepting Offerees indicated a willingness to purchase. If the Company and one or more of the Offerees do not accept the Firm Offer as to all of the Offered Shares during the Offer Period, the Firm Offer shall be deemed rejected in its entirety.

(e)           Closing of Purchase Pursuant to Firm Offer. In the event that the Firm Offer is accepted (by any one or more of the Company and the Offerees), the closing of the sale of the Offered Shares to any one or more of the Company and the Accepting Offerees shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and those Persons purchasing the Offered Shares pursuant to their acceptance of the Firm Offer shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Shares pursuant to the terms of the Firm Offer and this Article IX.

(f)            Sale Pursuant to Purchase Offer if Firm Offer Rejected. If the Firm Offer is not accepted in the manner hereinabove provided, the Seller may sell the Offered Shares to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided, that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and, provided, further, that such sale complies with other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this Section 9.4. In the event that the Offered Shares are not sold in strict accordance with the terms of the preceding sentence, the Offered Shares shall again become and be subject to all of the conditions and restrictions of this Section 9.4.

9.5           Prohibited Transfers.  Any purported Transfer of Shares that is not a Permitted Transfer and to which the Board of Managers does not give its consent shall be null and void and of no force or effect whatever; provided, that, if the Company is required to recognize a Transfer that is not a Permitted Transfer and that did not receive the consent of the Board of Managers, the interest in the Company so transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Shares, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Shares may have to the Company.

In the case of a Transfer or attempted Transfer of Shares that is not a Permitted Transfer and that does not receive the consent of the Board of Managers, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the Members from all Expenses that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.6           Rights of Unadmitted Assignees.  A Person who acquires one or more Shares in a Permitted Transfer or in any other Transfer to which the Board of Managers consents, but who is not admitted as a substituted Member pursuant to Section 9.7 hereof, shall be entitled only to allocations and distributions with respect to such Shares in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

9.7           Admission of Transferees as Members.  Subject to the other provisions of this Article IX, a transferee of Shares may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth below in this Section 9.7:

(a)           The Board of Managers consents to such admission, which consent may be given or withheld in the sole and absolute discretion of the Board of Managers;

(b)           The Shares with respect to which the transferee is being admitted were acquired by means of either a Permitted Transfer or a Transfer that was not a Permitted Transfer but which received the consent of the Board of Managers;

(c)           The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Board of Managers may reasonably request as necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof;

(d)           The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Shares; and

(e)           If the transferee is not an individual of legal majority, the transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of the transferee to become a Member and to be bound by the terms and conditions of this Agreement.

9.8           Distributions and Allocations in Respect of Transferred Interests.  If any Shares are transferred during any Allocation Year in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to such Shares for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Allocation Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board of Managers.  All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.  Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided, that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer; and, provided further, that, if the Company does not receive a notice stating the date such Shares were transferred, and such other information as the Board of Managers may reasonably require, within thirty (30) days after the end of the Allocation Year during which the Transfer occurred, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of such transferred Shares on the last day of the Allocation Year during which the Transfer occurred.  Neither the Company nor any Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.8, whether or not the Company has knowledge of any Transfer of ownership of any Shares.

Article X

RETIREMENT

10.1         Retirement.  A Person shall cease to be a Member upon the occurrence of any of the following events:

(a)           The Transfer of all of such Person’s Shares in the Company by means of a Permitted Transfer or by means of a Transfer that is not a Permitted Transfer but that receives the consent of the Board of Managers;

(b)           The Bankruptcy of such Person;

(c)           If such Person is an individual, the death of such Person or the entry of an order by a court of competent jurisdiction adjudicating such Person incompetent to manage his person or estate;

(d)           If such Person is a trust, the termination of the trust (but not the substitution of a new trustee);

(e)           If such Person is itself a limited liability company, partnership, or similar entity, the dissolution and commencement of winding up of such limited liability company, partnership, or similar entity;

(f)            If such Person is a corporation, the filing of a certificate of its dissolution or the equivalent under relevant state law or the administrative or judicial dissolution of such corporation and the lapse of 90 days after notice to the corporation of such dissolution without reinstatement;

(g)           If such Person is an estate, the distribution by the fiduciary of such estate’s entire Interest in the Company; or

(h)           Such Person’s resignation in violation of this Agreement.

10.2         Status Upon Retirement.  In the event a Person ceases to be a Member, pursuant to Section 10.1 hereof, without having transferred all of such Person’s Shares in the Company, then such Person shall be treated as an unadmitted transferee of Shares with only those rights set forth in Section 9.6 of this Agreement.  No Person who ceases to be a Member shall be entitled to receive from the Company, solely by reason of such Person’s Retirement, the fair value of such Person’s Shares in the Company (or any portion thereof) as of the date of such Person’s Retirement.

10.3         Withdrawal.  No Member shall have the power to withdraw from the Company by voluntary act.  Any attempted voluntary withdrawal by a Member shall be null and void and of no force or effect whatever.

Article XI

DISSOLUTION AND WINDING UP

11.1         Dissolution Events.

(a)           Dissolution.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Dissolution Events”):

(i)            December 31, 2109;

(ii)           The dissolution, winding up, and liquidation of the Company is approved by the Consent of the Members;

(iii)          The sale or other disposition of all or substantially all of the Property;

(iv)          The occurrence of any other event that makes carrying on the business and affairs of the Company unlawful, impossible, or impractical;

(v)           Ninety (90) days after the date on which the Company no longer has at least one Member, unless at least one new Member is admitted to the Company within such ninety-day period; or

(vi)          The entry of a decree of judicial dissolution under Section 44 of the Act.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.  Without limiting the generality of the preceding sentence, the Company shall not dissolve upon the Retirement of any Member if there is then at least one other Member.

(b)           Reconstitution.  If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then, within ninety (90) days after the effective date of such determination (the “Reconstitution Period”), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 11.2 hereof. If such an election is made within the Reconstitution Period, then:

(i)            The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in Section 11.1(a);

(ii)           Unless otherwise agreed to by the Consent of the Members, the Certificate and this Agreement shall automatically constitute the Certificate and operating agreement of such new limited liability company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed, and transferred to the new company. No bond, collateral, assumption, or release of any Member’s or the Company’s liabilities shall be required; provided, that the right of the Members to select successor managers and to reconstitute and continue the Company’s business and affairs shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

11.2         Winding Up.  Upon the occurrence of (i) a Dissolution Event, or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 11.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and neither any Manager nor any Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided, that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Managers and the Members until such time as the Property has been distributed pursuant to this Section 11.2 and the Certificate has been canceled pursuant to the Act. The Board of Managers shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Dissolution Event or within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 11.1(b) hereof, as the case may be. The Board of Managers shall take full account of the Company’s liabilities and Property and shall cause the Property, or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a)           First, to creditors (including any Member or Manager who is a creditor, to the extent otherwise permitted by law) in satisfaction of all of the Company’s Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof); and

(b)           The balance, if any, to the Members in proportion to the number of Shares held by each Member; provided, however, that, if a Member’s Capital Account shall be less than the amount that such Member would receive pursuant to Section 4.1 hereof, then such Member shall not receive an amount in excess of such Member’s Capital Account.

If any Member has a deficit balance in such Member’s Capital Account (after giving effect to all contributions, distributions, and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

In the discretion of the Board of Managers, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XI may be:

(i)            Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Board of Managers, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Section 11.2; or

(ii)           Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld amounts shall be distributed to the Members as soon as practicable.

No Member or Manager shall receive any compensation for any services performed pursuant to this Article XI.

11.3         Compliance With Certain Requirements of Regulations.   In the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company’s Debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of the Property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company shall be deemed to liquidate by distributing interests in the new limited liability company to the Members.

11.4         Rights of Members.  Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of such Member’s Capital Contributions and shall have no right or power to demand or receive Property, other than cash, from the Company. If the assets of the Company remaining after payment or discharge of the Debts or other liabilities of the Company are insufficient to return a Member’s Capital Contributions, such Member shall have no recourse against the Company, the Manager, or any other Member.

11.5.        Termination.  Upon completion of the distribution of the Company’s Property as provided in this Article XI, the Company shall be terminated, and the Board of Managers shall cause the filing of the Certificate of Cancellation pursuant to the Act and shall take all such other actions as may be necessary to terminate the Company.

11.6         Allocations During Period of Dissolution. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 11.2 hereof, the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss, or deduction in the manner provided in Article III hereof.

11.7         Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.

11.8.        Form of Liquidating Distributions. For purposes of making distributions required by Section 11.2 hereof, the Board of Managers may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds therefrom.

Article XII

POWER OF ATTORNEY

12.1         Managers as Attorney-In-Fact.  Each Member hereby makes, constitutes, and appoints each Manager, severally, with full power of substitution and resubstitution, such Member’s true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record —

(a)           All certificates and other instruments (including counterparts of this Agreement) that the Board of Managers may deem necessary or appropriate to be filed by the Company under the laws of the Commonwealth of Massachusetts or any other state or jurisdiction in which the Company is doing, or intends to do, business;

(b)           Any and all amendments or changes to this Agreement and the instruments described in paragraph (a), as now or hereafter amended, that the Board of Managers may deem necessary or appropriate to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments or changes to reflect (i) the exercise by the Board of Managers or Manager of any power granted to the Board of Managers under this Agreement, (ii) any amendments adopted by the Members in accordance with the terms of this Agreement, (iii) the admission of any substituted Member, and (iv) the disposition by any Member of any or all of his Shares;

(c)           A Certificates of Cancellation and other certificates and instruments that the Board of Managers may deem necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and

(d)           Any other instrument that is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary or appropriate by the Board of Managers to carry out fully the provisions of this Agreement in accordance with its terms.

Each Member authorizes each such attorney-in-fact to take any further action that such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

12.2         Nature as Special Power.  The power of attorney granted pursuant to this Article XII:

(a)           Is a special power of attorney coupled with an interest and is irrevocable;

(b)           May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c)           Shall survive the death, disability, legal incapacity, Bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of his Shares, except that, where the assignment is of all of such Member’s Shares and the assignee, with the consent of the Board of Managers, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

Article XIII

MISCELLANEOUS

13.1         Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members:

(a)           If to the Company or to the Board of Managers, to the Company’s address set forth in Section 1.4 hereof;

(b)           If to a Member, to the address set forth on Exhibit A hereto.

Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date so delivered by overnight courier.

13.2         Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.3         Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.4         Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.5         Further Action.  Each Member, upon the request of the Board of Managers, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.6         Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

13.7         Governing Law.  The laws of the Commonwealth of Massachusetts shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

13.8         Specific Performance. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

13.9         Legends. If any Shares in the Company are represented by certificates or instruments, such certificates or instruments shall contain any legends required by law and reasonably required by the Board of Managers.

13.10       Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties have entered into this Limited Liability Company Operating Agreement as of the Effective Date.

MEMBERS:

Harold Brown

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

NERA 1994 Irrevocable Trust

By:
Sally E. Michael, Trustee

By:
Robert Somma, Trustee

Harold Brown 1996 Irrevocable Trust

By:
Sally E. Michael, Trustee

By:
Robert Somma, Trustee

Harold Brown 1997 Irrevocable Trust

By:
Sally E. Michael, Trustee

By:
Robert Somma, Trustee

Maurec, Inc.

By:
Harold Brown, President

MANAGER:

Harold Brown

Exhibit A

To

Limited Liability Company Operating Agreement

Of

HBC Holdings, LLC

(As of April 13, 2009)

Name and Address	Capital Contributions	Number of Shares
Robert Somma and Sally E. Michael, as Trustees of the Harold Brown 1997 Irrevocable Trust c/o The Hamilton Company, Inc. 39 Brighton Avenue Boston, MA 02134		35.7189

Harold Brown c/o The Hamilton Company, Inc. 39 Brighton Avenue Boston, MA 02134		28.1289

Robert Somma and Sally E. Michael, as Trustees of the Harold Brown 1996 Irrevocable Trust c/o The Hamilton Company, Inc. 39 Brighton Avenue Boston, MA 02134		22.5146

Robert Somma and Sally E. Michael, as Trustees of the NERA 1994 Irrevocable Trust c/o The Hamilton Company, Inc. 39 Brighton Avenue Boston, MA 02134		10.0147

Robert Somma and Sally E. Michael, as Trustees of the Pruitt Oliver 1994 Irrevocable Trust		0.9799

Maurec, Inc. c/o The Hamilton Company, Inc. 39 Brighton Avenue Boston, MA 02134		2.6430